Exhibit 99.1

FOR IMMEDIATE RELEASE	July 26, 2004

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc.

Reports Earnings for the Third Quarter of Fiscal 2004

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE:JEC) announced net earnings of $29.9 million, or $0.52 per diluted share, on revenues of $1.1 billion for the third quarter of fiscal 2004 ended June 30, 2004. This compares to net earnings of $32.9 million, or $0.58 per diluted share, on revenues of $1.1 billion for the third quarter of fiscal 2003.

For the nine months ended June 30, 2004, Jacobs reported net earnings of $98.5 million, or $1.72 per diluted share, on revenues of $3.4 billion. This compares to net earnings of $94.5 million, or $1.68 per diluted share, on revenues of $3.6 billion for the nine months ended June 30, 2003.

Jacobs also announced backlog at June 30, 2004 totaling $7.0 billion, including a technical professional services component of $3.6 billion. This compares to total backlog and technical professional services backlog of $6.5 billion and $3.3 billion, respectively, at June 30, 2003. During the quarter, Jacobs removed approximately $310.0 million from backlog, including $150.0 million relating to procurement activity on a large oil and gas project where the client decided to perform the procurement directly.

Commenting on the results for the third quarter of fiscal 2004, Chief Executive Officer Noel G. Watson stated, “We are obviously disappointed with this quarter’s results. As we stated in our press release on June 28, we had several projects where our work was suspended or delayed, and one project that was cancelled entirely. In spite of these events, our business prospects remain strong. We had a solid sales quarter, and our backlog at quarter-end totals $7.0 billion, in spite of the backlog adjustments made.”

In commenting on the earnings outlook for the remainder of fiscal 2004, Chief Financial Officer John W. Prosser, Jr. stated, “Our guidance for fiscal 2004 is between $2.22 and $2.28 per share. Our preliminary guidance for fiscal year 2005 reflects achieving earnings in the range of $2.40 to $2.70 per share.”

Jacobs will host a conference call at 11:00 a.m. Eastern time on Tuesday, July 27, 2004, which will be webcast live on the Internet on www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through August 3, 2004. The dial-in number for the audio replay is 719.457.0820, confirmation code 786079.

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

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Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2003 Annual Report on Form 10-K.

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended June 30		Nine Months Ended June 30
	2004	2003	2004	2003
Revenues	$1,119,536	$1,131,105	$3,378,549	$3,552,391
Costs and Expenses:
Direct costs of contracts	(960,418)	(972,991)	(2,889,257)	(3,084,370)
Selling, general and administrative expenses	(112,487)	(107,564)	(337,458)	(322,114)

Operating Profit	46,631	50,550	151,834	145,907

Other Income (Expense):
Interest income	573	393	2,117	783
Interest expense	(649)	(557)	(2,221)	(2,565)
Miscellaneous income (expense), net	(509)	168	(184)	1,229

Total other income (expense)	(585)	4	(288)	(553)

Earnings Before Taxes	46,046	50,554	151,546	145,354

Income Tax Expense	(16,116)	(17,694)	(53,041)	(50,874)

Net Earnings	$29,930	$32,860	$98,505	$94,480

Earnings Per Share:
Basic	$0.53	$0.59	$1.76	$1.72
Diluted	0.52	0.58	1.72	1.68

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	56,274	55,334	56,037	55,013
Diluted	57,555	56,643	57,414	56,211

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Other Operational Information (in thousands)

	Three Months Ended June 30		Nine Months Ended June 30
	2004	2003	2004	2003
Revenues by Major Component:
Technical professional services	$549,283	$539,285	$1,688,796	$1,606,518
Field services	570,253	591,820	1,689,753	1,945,873

Total	$1,119,536	$1,131,105	$3,378,549	$3,552,391

Depreciation Before Taxes	$8,217	$8,981	$25,442	$26,669

Capital Expenditures	$8,975	$5,107	$24,596	$20,792

Selected Balance Sheet and Backlog Information (in thousands):

	At June 30,
	2004	2003
Balance Sheet Information:
Cash and cash equivalents	$173,302	$109,979
Working capital	473,659	288,333
Total debt	26,903	34,543
Stockholders’ equity	957,035	811,149

Backlog Information:
Technical professional services	$3,648,100	$3,257,400
Field services	3,374,500	3,251,600

Total	$7,022,600	$6,509,000